Exhibit 99.1

IASIS Healthcare Announces Fourth Quarter and Year-End 2015 Results

Revenue Growth of 10.9%; Adjusted Admissions Growth of 2.6%; Managed Care Lives Growth of 22.5%

FRANKLIN, Tenn.--(BUSINESS WIRE)--December 15, 2015--IASIS Healthcare® LLC (“IASIS” or the “Company”) today announced financial and operating results for the fiscal fourth quarter and year ended September 30, 2015. The Company’s discontinued operations in the accompanying consolidated financial statements have been excluded from Consolidated Financial and Operating Data and Supplemental Consolidated Statements of Operations Information for the fiscal fourth quarters and years ended September 30, 2015 and 2014.

Key Financial & Operating Results

Fourth Quarter Fiscal 2015

Revenue for the fourth quarter totaled $716.6 million, an increase of 10.9%, compared to $646.0 million in the prior year quarter. Adjusted EBITDA for the fourth quarter totaled $59.4 million, compared to $58.7 million in the prior year quarter. Loss from continuing operations before income taxes for the fourth quarter totaled $3.6 million, compared to a loss from continuing operations before income taxes of $1.1 million in the prior year quarter.

Acute care revenue for the fourth quarter totaled $474.5 million, an increase of 5.5%, compared to the prior year quarter. In the fourth quarter, admissions increased 0.2% and adjusted admissions increased 2.6%, each compared to the prior year quarter. Adjusting for certain service line closures, in the fourth quarter, admissions increased 0.9% and adjusted admissions increased 3.0%, each compared to the prior year quarter. Net patient revenue per adjusted admission in the fourth quarter increased 2.7% compared to the prior year quarter.

Premium, service and other revenue in the Company’s managed care risk platform for the fourth quarter totaled $242.1 million, an increase of 23.5%, compared to the prior year quarter. Total lives served across all managed care division product lines increased 22.5% to 401,200 at September 30, 2015, which included a 22.2% increase in lives served by the Company’s managed Medicaid, Medicare and health insurance exchange plans. Effective October 1, 2015, the Company’s managed care risk platform, together with a joint venture partner, commenced operations of an integrated acute and behavioral health plan in Northern Arizona. The joint venture provides standalone behavioral health benefits for 227,800 plan members in Northern Arizona and acute and behavioral care on an integrated basis for 5,600 members who are seriously mentally ill. Giving effect to the new joint venture, total lives served across all managed care product lines increased to more than 634,000 as of October 1, 2015.

For the fourth quarter, the medical loss ratio (“MLR”) associated with premium revenue across all health plans in the Company’s managed care risk platform was 92.3%, compared to 87.1% in the prior year quarter. Adjusting for prior period medical expense development, the MLR for the fourth quarter was 87.1%, compared to 90.6% in the prior year quarter.

Fiscal Year 2015

Revenue for the year ended September 30, 2015, totaled $2.8 billion, an increase of 10.7%, compared to $2.5 billion in the prior year. Adjusted EBITDA for the year ended September 30, 2015, totaled $253.0 million, an increase of 5.5%, compared to $239.8 million in the prior year. Earnings from continuing operations before income taxes for the year ended September 30, 2015, totaled $14.2 million, compared to earnings from continuing operations before income taxes of $0.1 million in the prior year. Included in the Company’s operating results for the year ended September 30, 2015, were $3.7 million in pre-opening and start-up losses related to the opening of its new hospital campus in Lehi, Utah, Mountain Point Medical Center, $12.8 million in unfavorable prior period medical expense development, $1.1 million in reserves associated with 2014 health exchange risk corridor receivables, and $4.7 million in certain net out-of-period, legal and other non-recurring costs.

Acute care revenue for the year ended September 30, 2015, totaled $1.9 billion, an increase of 4.5%, compared to the prior year. In the year ended September 30, 2015, admissions increased 1.1% and adjusted admissions increased 3.3%, each compared to the prior year. Adjusting for certain service line closures, for the year ended September 30, 2015, admissions increased 1.5% and adjusted admissions increased 3.5%, each compared to the prior year. Net patient revenue per adjusted admission in the year ended September 30, 2015, increased 1.5% compared to the prior year.

Premium, service and other revenue in the Company’s managed care risk platform for the year ended September 30, 2015, totaled $884.4 million, an increase of 26.5%, compared to the prior year.

For the year ended September 30, 2015, the MLR associated with premium revenue across all health plans in the Company’s managed care risk platform was 88.7%, compared to 88.8% in the prior year. Adjusting for prior period medical expense development, the MLR for the year ended September 30, 2015, was 87.0%, compared to 89.6% in the prior year.

Cash Flow Analysis

Cash flows provided by operating activities for the year ended September 30, 2015, totaled $170.5 million, compared to $58.9 million in the prior year. During the year ended September 30, 2015, the Company’s operating cash flow improved as a result of an increase in the collection of Texas supplemental Medicaid reimbursement and growth in its managed care risk platform. The prior year was affected by the payment of $22.3 million in income taxes and other transaction costs associated with the Company’s sale-leaseback transaction that closed at the end of fiscal 2013.

Cash flows used in investing activities for the year ended September 30, 2015, totaled $125.6 million, compared to cash flows used in investing activities of $122.4 million in the prior year. During the year ended September 30, 2015, the Company spent $29.0 million to complete the construction of its new hospital campus in Lehi, Utah, which opened in June 2015. Additionally, the Company acquired two in-market facilities that have become campuses of its existing hospitals for a total of $25.3 million. Also included in investing activities for the year ended September 30, 2015, was $42.6 million in proceeds received from the sale of the Company’s Nevada operations.

Conference Call

A listen-only simulcast of IASIS’ fourth quarter 2015 conference call will be available by clicking the “Investors” link on the Company’s Web site at www.iasishealthcare.com beginning at 11:00 a.m. Eastern Time on December 15, 2015. A copy of this press release will also be available on the Company’s Web site.

IASIS Healthcare is a healthcare services company that seeks to deliver high-quality, cost-effective healthcare through a broad and differentiated set of capabilities and assets that include acute care hospitals with related patient access points and a diversified managed care risk platform. With total annual revenue of approximately $2.8 billion, IASIS, headquartered in Franklin, Tennessee, owns and operates 17 acute care hospitals, one behavioral hospital and multiple other access points, including 148 physician clinics, multiple outpatient surgical units, imaging centers, and investments in urgent care centers and on-site employer-based clinics. Health Choice, the Company’s managed care risk platform, delivers services to more than 634,000 covered lives through its multiple health plans, accountable care networks and agreements to serve as a management services organization (“MSO”) with third party insurers. For more information on IASIS, please visit the Company’s Web site at www.iasishealthcare.com.

Some of the statements we make in this press release are forward-looking within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations including, but not limited to, future financial and operating results, the Company’s plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those anticipated in the forward-looking statements. These risk factors and uncertainties are more fully described in Part I, Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K/A for the fiscal year ended September 30, 2014, and as amended and restated in Part II, Item 1A. “Risk Factors” in the Company’s Quarterly Report on Form 10-Q/A for the quarter ended December 31, 2014, filed with the Securities and Exchange Commission (“SEC”), and other filings with the SEC.

Although we believe that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by the Company or any other person that the Company’s objectives and plans will be achieved. We undertake no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Adjusted EBITDA represents net earnings (loss) from continuing operations before net interest expense, income tax expense (benefit), depreciation and amortization, stock-based compensation, net gain (loss) on disposal of assets, and management fees. Management fees represent monitoring and advisory fees paid to management companies affiliated with TPG and JLL. Management routinely calculates and communicates adjusted EBITDA and believes that it is useful to investors because it is commonly used as an analytical indicator within the healthcare industry to evaluate performance, allocate resources and measure leverage capacity and debt service ability. In addition, the Company uses adjusted EBITDA as a measure of performance for its business segments and for incentive compensation purposes. Adjusted EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to net earnings, cash flows generated by operating, investing, or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Adjusted EBITDA, as presented, differs from “adjusted EBITDA” as defined under the Company’s Senior Secured Credit Facilities and may not be comparable to similarly titled measures of other companies. A table describing adjusted EBITDA and reconciling net earnings (loss) from continuing operations to adjusted EBITDA is included in this press release in the attached Supplemental Consolidated Statements of Operations Information.

IASIS HEALTHCARE LLC Consolidated Statements of Operations (Unaudited) (in thousands)

	Quarter Ended September 30,		Year Ended September 30,
	2015	2014	2015	2014
Revenues
Acute care revenue before provision for bad debts	$575,535	$526,813	$2,244,071	$2,140,270
Less: Provision for bad debts	(101,066)	(76,869)	(359,241)	(337,118)
Acute care revenue	474,469	449,944	1,884,830	1,803,152
Premium, service and other revenue	242,132	196,092	884,430	699,304
Total revenue	716,601	646,036	2,769,260	2,502,456

Costs and expenses
Salaries and benefits (includes stock-based compensation of $2,094, $1,858, $7,031, and $11,891, respectively)	235,717	228,365	932,815	892,818
Supplies	80,540	72,345	322,236	299,760
Medical claims	208,174	160,024	732,680	596,778
Rentals and leases	19,565	18,270	76,620	72,714
Other operating expenses	114,505	115,347	465,867	426,933
Medicare and Medicaid EHR incentives	778	(5,123)	(6,907)	(14,417)
Interest expense, net	32,735	32,518	128,857	130,818
Depreciation and amortization	26,010	24,664	96,472	95,312
Management fees	1,250	1,250	5,000	5,000
Total costs and expenses	719,274	647,660	2,753,640	2,505,716

Earnings (loss) from continuing operations before gain (loss) on disposal of assets and income taxes	(2,673)	(1,624)	15,620	(3,260)
Gain (loss) on disposal of assets, net	(974)	534	(1,408)	3,402

Earnings (loss) from continuing operations before income taxes	(3,647)	(1,090)	14,212	142
Income tax expense (benefit)	(662)	(9,851)	7,449	(2,464)

Net earnings (loss) from continuing operations	(2,985)	8,761	6,763	2,606
Earnings (loss) from discontinued operations, net of income taxes	429	(8,257)	(1,793)	(14,043)

Net earnings (loss)	(2,556)	504	4,970	(11,437)
Net earnings attributable to non-controlling interest	(3,731)	(2,811)	(12,945)	(11,668)

Net loss attributable to IASIS Healthcare LLC	$(6,287)	$(2,307)	$(7,975)	$(23,105)

IASIS HEALTHCARE LLC Consolidated Balance Sheets (Unaudited) (in thousands)

	Sept. 30, 2015	Sept. 30, 2014

ASSETS

Current assets
Cash and cash equivalents	$378,513	$341,180
Accounts receivable, net	317,729	305,654
Inventories	62,593	57,632
Deferred income taxes	2,645	1,987
Prepaid expenses and other current assets	200,555	216,563
Assets held for sale	–	50,151
Total current assets	962,035	973,167

Property and equipment, net	894,766	826,478
Goodwill	821,339	814,498
Other intangible assets, net	19,896	23,331
Other assets, net	55,596	62,362
Total assets	$2,753,632	$2,699,836

LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$131,152	$128,359
Salaries and benefits payable	80,833	71,121
Accrued interest payable	26,896	28,820
Medical claims payable	104,296	79,449
Other accrued expenses and current liabilities	98,324	73,491
Current portion of long-term debt, capital leases and other long-term obligations	11,816	12,690
Liabilities held for sale	–	9,171
Total current liabilities	453,317	403,101

Long-term debt, capital leases and other long-term obligations	1,842,714	1,841,110
Deferred income taxes	118,477	100,499
Other long-term liabilities	95,553	117,289

Non-controlling interests with redemption rights	114,922	108,156

Equity
Member’s equity	117,847	120,005
Non-controlling interests	10,802	9,676
Total equity	128,649	129,681
Total liabilities and equity	$2,753,632	$2,699,836

IASIS HEALTHCARE LLC Consolidated Statements of Cash Flows (Unaudited) (in thousands)

	Year Ended September 30,
	2015	2014
Cash flows from operating activities
Net earnings (loss)	$4,970	$(11,437)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	96,472	95,312
Amortization of loan costs	7,884	7,412
Amortization of deferred gain from sale-leaseback	(2,496)	(2,496)
Change in physician minimum revenue guarantees	3,254	2,709
Stock-based compensation	7,031	11,891
Deferred income taxes	9,950	3,752
Income tax benefit from stock-based compensation	–	3
Income tax benefit from parent company	6	–
Loss (gain) on disposal of assets, net	1,408	(3,402)
Loss from discontinued operations, net	1,793	14,043
Changes in operating assets and liabilities, net of the effect of acquisitions and dispositions:
Accounts receivable, net	(16,323)	(1,551)
Inventories, prepaid expenses and other current assets	8,830	(88,823)
Accounts payable, other accrued expenses and other accrued liabilities	48,540	72,078
Income taxes and other transaction costs payable related to sale-leaseback of real estate	–	(22,270)
Net cash provided by operating activities – continuing operations	171,319	77,221
Net cash used in operating activities – discontinued operations	(798)	(18,350)
Net cash provided by operating activities	170,521	58,871

Cash flows from investing activities
Purchases of property and equipment	(141,692)	(114,586)
Cash paid for acquisitions, net	(25,296)	(1,038)
Cash received from divestiture	42,633	–
Cash paid for sale-leaseback of real estate	–	(3,025)
Proceeds from sale of assets	367	1,903
Change in other assets, net	(1,272)	(631)
Net cash used in investing activities – continuing operations	(125,260)	(117,377)
Net cash used in investing activities – discontinued operations	(309)	(5,038)
Net cash used in investing activities	(125,569)	(122,415)

Cash flows from financing activities
Payment of long-term debt, capital leases and other long-term obligations	(12,848)	(13,365)
Payment of debt financing costs	–	(1,691)
Cash received from lease financing obligation	11,999	–
Distributions to non-controlling interests	(8,230)	(15,618)
Cash paid for the repurchase of non-controlling interests, net	(947)	(770)
Other	2,400	(1,838)
Net cash used in financing activities – continuing operations	(7,626)	(33,282)
Net cash provided by (used in) financing activities – discontinued operations	7	(125)
Net cash used in financing activities	(7,619)	(33,407)

Change in cash and cash equivalents	37,333	(96,951)
Cash and cash equivalents at beginning of period	341,180	438,131
Cash and cash equivalents at end of period	$378,513	$341,180

Supplemental disclosure of cash flow information
Cash paid for interest	$125,559	$123,253
Cash (received from) paid for income taxes, net	$(11,011)	$33,086

	IASIS HEALTHCARE LLC Consolidated Financial and Operating Data (Unaudited)

		Quarter Ended September 30,		Year Ended September 30,
		2015	2014	2015	2014
	Acute care operations (1)
	Number of hospital facilities at end of period	18	16	18	16
	Licensed beds at end of period	3,661	3,604	3,661	3,604
	Average length of stay (days)	4.8	5.0	5.0	5.0
	Occupancy rates (average beds in service)	46.1%	48.0%	48.5%	48.5%
	Admissions	25,376	25,333	102,019	100,909
	Percentage change	0.2%		1.1%
	Adjusted admissions	49,108	47,869	192,692	186,609
	Percentage change	2.6%		3.3%
	Patient days	122,474	125,553	506,457	503,648
	Adjusted patient days	237,014	237,246	956,589	931,387
	Surgeries	16,576	16,150	65,683	65,484
	Emergency room visits	109,214	105,578	433,539	411,156
	Outpatient revenue as a percentage of gross patient revenue	48.3%	47.1%	47.1%	45.9%

	Managed care operations
	Health plan lives	273,100	223,400	273,100	223,400
	MSO lives	93,800	83,400	93,800	83,400
	Accountable care network lives	34,300	20,800	34,300	20,800
	Total lives	401,200	327,600	401,200	327,600

	Medical loss ratio (2)	92.3%	87.1%	88.7%	88.8%

(1)	Excludes the impact of the Company’s Nevada operations, which are reflected in discontinued operations. Includes St. Luke’s Behavioral Hospital in Phoenix, Arizona.
(2)

Represents medical claims expense as a percentage of premium revenue, including claims paid to the Company’s hospitals. Adjusting for prior period medical expense development, the MLR for these periods was 87.1%, 90.6%, 87.0% and 89.6%, respectively.

IASIS HEALTHCARE LLC Supplemental Consolidated Statements of Operations Information (Unaudited) (in thousands)

	Quarter Ended September 30,		Year Ended September 30,
	2015	2014	2015	2014
Consolidated Results
Net earnings (loss) from continuing operations	$(2,985)	$8,761	$6,763	$2,606
Add:
Interest expense, net	32,735	32,518	128,857	130,818
Income tax expense (benefit)	(662)	(9,851)	7,449	(2,464)
Depreciation and amortization	26,010	24,664	96,472	95,312
Stock-based compensation	2,094	1,858	7,031	11,891
Loss (gain) on disposal of assets, net	974	(534)	1,408	(3,402)
Management fees	1,250	1,250	5,000	5,000
Adjusted EBITDA	$59,416	$58,666	$252,980	$239,761

CONTACT:
IASIS Healthcare® LLC
Investor Contact:
W. Carl Whitmer
President and Chief Executive Officer
or
John M. Doyle, 615-844-2747
Chief Financial Officer